FORM OF MANAGEMENT AGREEMENT

                          TRAVELERS SERIES FUND INC.
                     (TRAVELERS MANAGED INCOME PORTFOLIO)

                                              November    , 1998

TRAVELERS ASSET MANAGEMENT INTERNATIONAL CORP.
One Tower Square--10PB
Hartford, CT 06183

Dear Sirs:

  Travelers Series Fund Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, on behalf of the Travelers Managed Income Portfolio (the "Portfolio"), confirms its agreement with Travelers Asset Management International Corp. (the "Manager"), as follows:

1. INVESTMENT DESCRIPTION; APPOINTMENT

  The Company desires to employ its capital relating to the Portfolio by investing and reinvesting in investments of the kind and in accordance with the investment objective(s), policies and limitations specified in the prospectus (the "Prospectus") and the statement of additional information (the "Statement") filed with the Securities and Exchange Commission as part of the Company's Registration Statement on Form N-1A on February 23, 1994 as amended from time to time, and in the manner and to the extent as may from time to time be approved by the Board of Directors of the Company (the "Board"). Copies of the Prospectus and the Statement have been or will be submitted to the Manager. The Company agrees promptly to provide copies of all amendments to the Prospectus and the Statement to the Manager on an on-going basis. The Company desires to employ and hereby appoints the Manager to act as manager of the Portfolio. The Manager accepts the appointment and agrees to furnish the services for the compensation set forth below.

2. SERVICES AS INVESTMENT MANAGER

  Subject to the supervision, direction and approval of the Board of the Company, the Manager shall (a) maintain compliance procedures for the Portfolio that it reasonably believes are adequate to ensure the Portfolio's compliance with (i) the Investment Company Act of 1940, as amended (the "1940 Act") and the rules and regulations promulgated thereunder and (ii) the Portfolio's investment objective(s), policies and restrictions as stated in the Prospectus and the Statement; (b) make investment decisions for the Portfolio; (c) place purchase and sale orders for portfolio transactions on behalf of the Portfolio; (d) employ professional portfolio managers and securities analysts who provide research services to the Portfolio; and
(e) administer the Portfolio's corporate affairs and, in connection therewith, furnish the Portfolio with office facilities and with clerical, bookkeeping and recordkeeping services at such office facilities. In providing those services, the Manager will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Portfolio's assets.

3. BROKERAGE

  In selecting brokers or dealers (including, if permitted by applicable law, Salomon Smith Barney Inc.) to execute transactions on behalf of the Portfolio, the Manager will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Manager will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Manager is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934), provided to the Portfolio and/or other accounts over which the Manager or its affiliates exercise investment discretion. Nothing in this paragraph shall be deemed to prohibit the Manager from paying an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker, or dealer would have charged for effecting that transaction, if the Manager determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker, or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Portfolio and/or other accounts over which the Manager or its affiliates exercise investment discretion.

4. INFORMATION PROVIDED TO THE COMPANY

  The Manager shall keep the Company informed of developments materially affecting the Portfolio, and shall, on its own initiative, furnish the Company from time to time with whatever information the Manager believes is appropriate for this purpose.

5. STANDARD OF CARE

  The Manager shall exercise its best judgment and shall act in good faith in rendering the services listed in paragraphs 2 and 3 above. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Manager against any liability to the Company or the shareholders of the Portfolio to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Manager's reckless disregard of its obligations and duties under this Agreement.

6. COMPENSATION

  In consideration of the services rendered pursuant to this Agreement, the Portfolio will pay the Manager an annual fee calculated at the rate of 0.65% of the Portfolio's average daily net assets; the fee is calculated daily and paid monthly. The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Manager, the value of the Portfolio's net assets shall be computed at the times and in the manner specified in the Prospectus and/or the Statement.

7. EXPENSES

  The Manager shall bear all expenses (excluding brokerage costs, custodian fees, auditors fees or other expenses to be borne by the Portfolio or the Company) in connection with the performance of its services under this Agreement. The Portfolio shall bear certain other expenses to be incurred in its operation, including, but not limited to investment advisory, any sub-advisory and any administration fees; fees for necessary professional and brokerage services; fees for any pricing service; the costs of regulatory compliance; and pro rata costs associated with maintaining the Company's legal existence and shareholder relations. All other expenses not specifically assumed by the Manager hereunder on behalf of the Portfolio are borne by the Company.

8. REDUCTION OF FEE

  If in any fiscal year the aggregate expenses of the Portfolio (including fees pursuant to this Agreement and the Portfolio's administration agreements, if any, but excluding interest, taxes, brokerage and extraordinary expenses) exceed the expense limitation of any state having jurisdiction over the Portfolio, the Manager shall reduce its fee to the Portfolio by the proportion of such excess expense equal to the proportion that its fee hereunder bears to the aggregate of fees paid by the Portfolio for investment management, advice and administration in that year, to the extent required by state law. A fee reduction pursuant to this paragraph 8, if any, shall be estimated, reconciled and paid on a monthly basis. The Company confirms that, as of the date of this Agreement, no such expense limitation is applicable to the Portfolio.

9. SERVICES TO OTHER COMPANIES OR ACCOUNTS

  The Company understands that the Manager now acts, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as investment manager or adviser to other investment companies, and the Company has no objection to the Manager's so acting, provided that whenever the Portfolio and one or more other investment companies or accounts managed or advised by the Manager have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company and account. The Portfolio recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Portfolio. In addition, the Portfolio understands that the persons employed by the Manager to assist in the performance of the Manager's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Manager or any affiliate of the Manager to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

10. TERM OF AGREEMENT

  This Agreement shall become effective December 1, 1998 (the "Effective Date") and shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually as required by the 1940 Act. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of the Company or by vote of holders of a majority (as defined in the 1940 Act and the rules hereunder) of the outstanding voting securities of the Portfolio, or upon 60 days' written notice, by the Manager. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

11. REPRESENTATION BY THE COMPANY

  The Company represents that a copy of the Articles of Incorporation is on file with the Secretary of the State of Maryland.

  If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.

                               Very truly yours,

                             Travelers Series Fund Inc.


                            By:__________________________________
                               Name:
                              Title:
Accepted:

Travelers Asset Management International Corp.


By:__________________________________
  Name:
  Title:

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